Exhibit 99.1

Cipherloc Announces Resignation of Zeynep Young from Board of Directors

AUSTIN, TX – January 19, 2021 – Cipherloc Corporation (OTCQB:CLOK) (“CipherLoc”), a developer of advanced encryption technology, today announced that Zeynep Young has resigned her role as an independent director in order to take a new leadership role.

“Zeynep stepped in during a critical juncture in Cipherloc’s turnaround and business transformation, providing leadership as we transformed Cipherloc into a lean, low-cost operating platform to advance our software development. She also helped to secure the return of more than 13 million shares to the company from the previous Chief Executive Officer,” said Tom Wilkinson, Chairman of Cipherloc. “While we regret that she will be leaving the board, new challenges are in need of her attention. We wish her all the best in those endeavors. We will begin a search process to identify a suitable candidate to fill her independent director seat in the future.”

About Cipherloc Corporation (OTCQB: CLOK)

Cipherloc Corporation provides advanced technology and expertise to secure your data Cipherloc Corporation provides advanced technology and expertise to secure your data and safeguard your privacy with the speed you need today and the agility you’ll need tomorrow. Our patented Polymorphic Encryption technology provides a layer of security that is stronger, adaptable, and scalable across a variety of applications and systems. Learn more at www.cipherloc.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company’s SEC filings. These risks and uncertainties could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements.

Investor Contact:
Matt Kreps
Darrow Associates Investor Relations
214-597-8200
mkreps@darrowir.com